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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Amphenol Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2005 ANNUAL MEETING and PROXY STATEMENT
CORPORATION
AMPHENOL CORPORATION 358 HALL AVENUE P.O. BOX 5030 WALLINGFORD, CONNECTICUT 06492-7530

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

TIME

11:00 a.m., Wednesday, May 25, 2005

PLACE

Corporate Headquarters
358 Hall Avenue
Wallingford, CT 06492

AGENDA

1.
To elect two directors for terms to expire at the 2008 Annual Meeting of Stockholders.

2.
To ratify the appointment of Deloitte & Touche LLP as independent accountants.

3.
To transact such other business as may properly come before the meeting and any adjournments thereof.

By Order of the Board of Directors
Edward C. Wetmore
Secretary

April 25, 2005

—IMPORTANT—
PLEASE COMPLETE, DATE, SIGN AND RETURN
THE ACCOMPANYING PROXY WHETHER OR
NOT YOU PLAN TO ATTEND THE MEETING

PROXY STATEMENT

        This Proxy Statement (first mailed to stockholders on or about April 25, 2005) is furnished to the holders of the Class A Common Stock, par value $.001 per share ("Common Stock"), of Amphenol Corporation (the "Company" or "Amphenol") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at the Company's Corporate Headquarters at 358 Hall Avenue, Wallingford, Connecticut 06492-7530 (telephone (203) 265-8900) at 11:00 a.m. on Wednesday, May 25, 2005 (the "Annual Meeting").

RECORD DATE

        The Board of Directors has fixed the close of business on March 28, 2005 as the Record Date for the 2005 Annual Meeting of Stockholders. Only stockholders of record at the Record Date are entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof, in person or by proxy. At the Record Date, there were 88,113,993 shares of Common Stock outstanding.

PROXIES

        The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting and any adjournments thereof. Each holder of Common Stock is entitled to one vote for each share of such stock held at the Record Date. The holders in person or by proxy of a majority of the Common Stock of the Company entitled to be voted at the Annual Meeting shall constitute a quorum.

        Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the same upon receipt by the Company, prior to the time the proxy is voted, of a duly executed instrument revoking it, or of a duly executed proxy bearing a later date, or in the case of death or incapacity of the person(s) executing the same, of written notice thereof, or by such person(s) voting in person at the Annual Meeting. Unless revoked, all proxies representing shares entitled to vote which are delivered pursuant to this solicitation will be voted at the Annual Meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification.

        A plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of directors. An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for approval of any other items submitted to stockholders for their consideration. The inspectors of election for the Company with the assistance of the Company's transfer agent, EquiServe, will tabulate the votes. Broker non-votes will be treated as votes cast for purposes of a quorum, but will not be counted as either voting for or against any proposal. Abstentions will be included in tabulations of the votes cast on proposals presented (other than the election of Directors) in the same manner as votes cast against such proposals. Where a choice has not been specified on the proxy card, the proxy will be voted in accordance with the recommendations of your Board of Directors.

        Proxies will be solicited by mail, telephone or other means of communication. The Company's directors, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation may also solicit proxies. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

PRINCIPAL STOCKHOLDERS OF AMPHENOL

        Listed in the following table are those stockholders known to Amphenol to be the beneficial owners of more than five percent of the Company's Common Stock as of March 28, 2005.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class at the Record Date
FMR Corp. 82 Devonshire Street Boston, MA 02109	11,627,462	(1)	13.20%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	6,191,470	(2)	7.03%

(1)
The Schedule 13G filed by such beneficial owner for the year ended December 31, 2004 indicates that it has sole voting power over 2,015,752 shares and sole dispositive power over all 11,627,462 shares

(2)
The Schedule 13G filed by such beneficial owner for the year ended December 31, 2004 indicates that it has shared voting power over 6,108,270 shares and shared dispositive power over all 6,191,470 shares.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

        Set forth below is certain information with respect to beneficial ownership of the Company's Common Stock as of March 28, 2005 by each director, the named executive officers and by all directors and executive officers of the Company as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Gary Anderson	118,300	(2)	*
Ronald P. Badie	1,000	(1)(3)	*
Stanley L. Clark	3,000	(1)(3)(5)	*
Timothy F. Cohane	339,700	(2)	*
Edward G. Jepsen(4)	473,670	(2)	*
Andrew E. Lietz	7,333	(1)(3)	*
Martin H. Loeffler	1,421,770	(2)	1.61%
John R. Lord	3,333	(1)(3)	*
Dean H. Secord	2,333	(1)(3)	*
Mark C.J. Twaalfhoven	68,500	(2)	*
All executive officers and directors of the Company as a group (18 persons)(6)	2,995,909		3.40%

*
Less than one percent.

(1)
The share ownership amounts for Messrs. Badie, Clark, Lietz, Lord and Secord reflected in this table do not include any shares of the Company's Common Stock which may be issued pursuant to the Amphenol Corporation Directors' Deferred Compensation Plan (the "Directors' Deferred Compensation Plan") described under the caption "Compensation of the Board" on page 12. Mr. Lietz was appointed to the Board of Directors on January 24, 2001 and the cumulative balance in his Directors' Deferred Compensation account as of April 1, 2005 is 6,189 unit shares. Mr. Secord was appointed to the Board of Directors on March 28, 2002 and the cumulative balance in his Directors' Deferred Compensation account as of April 1, 2005 is 4,345 unit shares. Mr. Badie was appointed to the Board of Directors on July 21, 2004 and the cumulative balance in his Directors' Deferred Compensation account as of April 1, 2005 is 884 unit shares. Mr. Clark was appointed to the Board of Directors on January 27, 2005 and the cumulative balance in his Directors' Deferred Compensation account as of April 1, 2005 is 324 unit shares. Mr. Lord, appointed to the Board of Directors on March 10, 2004, elected not to participate in the Directors' Deferred Compensation Plan.

(2)
Messrs. Loeffler, Jepsen, Cohane, Twaalfhoven and Anderson entered into management stockholder's agreements with Amphenol on May 19, 1997 and each were awarded 1,346,152, 923,076, 923,076, 52,000 and 108,000 options, respectively, to acquire Amphenol shares under the 1997 Option Plan for Key Employees of Amphenol and Subsidiaries (the "1997 Option Plan"). Messrs. Loeffler, Jepsen, Cohane, Twaalfhoven and Anderson also received additional option awards in 1998 and 1999 under the 1997 Option Plan. The significant transfer restrictions of the management stockholder's agreement on any shares acquired upon exercise of options awarded under the 1997 Option Plan expired on May 19, 2002. Pursuant to new management stockholder's agreements entered into under the 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "2000 Option Plan"), Messrs. Loeffler, Jepsen, Cohane, Twaalfhoven and Anderson received awards of 334,000, 234,000, 234,000, 60,000 and 60,000 stock options, respectively, under the 2000 Option Plan. Messrs. Loeffler, Jepsen, Cohane, Twaalfhoven and Anderson also received additional option awards under the 2000 Option Plan in 2001, 2002, 2003 and 2004. Following the Public Offering in September 2004, the transfer restrictions of the management stockholder's agreement were eliminated for any shares acquired upon exercise of options awarded under the Amended 2000 Option Plan. (See Public Offerings on page 29). The share ownership amounts for Messrs. Loeffler, Jepsen, Cohane, Twaalfhoven and Anderson reflected in this table include 1,401,770, 473,670, 339,700, 68,500 and 118,300 shares, respectively, which are not presently owned by such individuals but which would be issuable upon the exercise of stock options which are currently exercisable or are exercisable within 60 days of March 28, 2005.

(3)
The share ownership amounts for Messrs. Lietz, Lord and Secord reflected in this table include 1,333, 1,333 and 1,333 shares, respectively, which are not presently owned by such individuals but would be issuable upon the exercise of stock options pursuant to the 2004 Stock Option Plan for Directors of Amphenol Corporation (the "Directors' Stock Option Plan") which are currently exercisable or are exercisable within 60 days of March 28, 2005. Messrs. Badie and Clark do not currently have any exercisable stock options under the Directors' Stock Option Plan.

(4)
Andrew M. Clarkson resigned from the Company's Board of Directors as of December 31, 2004 (see Director Who Has Resigned with Term Formerly Expiring in 2006 on page 7). Edward G. Jepsen was appointed to the Company's Board of Directors on January 5, 2005 to fill the unexpired term of Mr. Clarkson (see Directors Continuing in Office with Terms Expiring in 2006 on page 6). Mr. Jepsen resigned as Executive Vice President of the Company effective December 31, 2004. He is currently Advisor to the Company (See Employment Agreements on page 23).

(5)
Stanley L. Clark was appointed to the Company's Board of Directors on January 27, 2005 to fill the unexpired term of Mr. Michelson (see Directors Continuing in Office with Terms Expiring in 2007 on page 6).

(6)
On October 1, 2004 the Board of Directors decreased the number of directors from nine to seven. As of the date of this Proxy Statement, there are 11 executive officers who are not directors of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers and directors, and any persons who own more than 10% of the Company's Common Stock, file reports of initial ownership of the Company's Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission ("SEC") and furnish the Company with copies of all forms they file pursuant to Section 16(a). As a practical matter, the Company seeks to assist its directors and officers by monitoring transactions and completing and filing reports on their behalf.

        Based upon a review of the filings with the SEC and written representations that no other reports were required, the Company believes that during fiscal year 2004 and as of the date of this Proxy Statement all Section 16(a) filing requirements were made in a timely manner with one exception. Ronald P. Badie, who was appointed a Director on July 21, 2004, inadvertently failed to file a required Form 4 until September 10, 2004.

PROPOSAL 1. ELECTION OF DIRECTORS

        The Amended and Restated Certificate of Incorporation and By-Laws of the Company provide for a Board of Directors consisting of three or more directors. Currently, the number of directors of the Company is seven. Directors of the Company are elected for terms of three years, with approximately one-third of the directors subject to election each year. Accordingly, action will be taken at the 2005 Annual Meeting of Stockholders for the election of two directors, Ronald P. Badie and Dean H. Secord. Each of these directors will hold office for the three-year term ending in 2008 and until their respective successors are elected and qualified.

        It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Messrs. Badie and Secord except in cases of proxies bearing contrary instructions. In the event that any of these nominees should become unavailable for election for any presently unforeseen reason, the person named in the proxy will have the right to use his discretion to vote for a substitute.

        The following information details offices held, other business directorships, the classes and terms of all directors and nominees. Beneficial ownership of equity securities of the directors and nominees is shown under the caption "Security Ownership of Management and Directors" on page 3.

NOMINEES FOR ELECTION IN 2005

Name, Age and Term as Director	Principal Occupation and Other Information
Ronald P. Badie Age 62 A Director since July 2004
Chairman of the Executive Committee and member of the Audit and Pension Committees of the Company. Mr. Badie retired from Deutsche Bank in March 2002 after 35 years of service. At the time of his retirement, he was vice chairman of Deutsche Bank Securities and held several executive positions with its predecessor, Bankers Trust Company. Mr. Badie currently serves as a Director, Chairman of the Governance Committee and member of the Audit and Compensation Committees of Integrated Electrical Services. He also serves as a Director and Chairman of the Audit Committee of Global Motorsport Group, Inc. and as a Director and member of the Audit Committee of Merisel, Inc.
Dean H. Secord Age 69 A Director since March 2002
Chairman of the Audit Committee and member of the Compensation and Nominating/Corporate Governance Committees of the Company. Mr. Secord is currently actively employed as an independent business consultant. He served as an international audit partner of PricewaterhouseCoopers through July 2001. Mr. Secord does not serve on the board of directors of any other public companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE
PROPOSED NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2006

Name, Age and Term as Director	Principal Occupation and Other Information
Edward G. Jepsen Age 61 A Director since January 2005
Member of the Pension Committee of the Company. Employed as a non-executive Advisor to the Company since January 2005. He was executive vice president of the Company from May 1989 through December 2004 and chief financial officer of the Company from May 1989 through September 2004. Mr. Jepsen also served as a director of the Company from 1989 through 1997. Mr. Jepsen currently serves as a Director and Chairman of the Audit and Finance Committee of Gerber Scientific, Inc., and as a Director and Chairman of the Audit Committee of TRC Companies, Inc.
John R. Lord Age 61 A Director since March 2004
Chairman of the Compensation Committee and member of the Executive and Nominating/Corporate Governance Committees of the Company. Mr. Lord has served as the Non-executive Chairman of Carrier Corporation since January 1, 2000. Mr. Lord was president and chief executive officer of Carrier Corporation, a division of United Technologies Corp. and the world's largest manufacturer of air conditioning, heating and refrigeration equipment, from April 1995 until his retirement in January 2000. Mr. Lord is also a Director and member of the Audit and Compensation Committees of Gerber Scientific, Inc.

DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2007

Name, Age and Term as Director	Principal Occupation and Other Information
Stanley L. Clark Age 61 A Director since January 2005
Chairman of the Pension Committee and member of the Audit Committee of the Company. Mr. Clark is Chief Executive Officer and Trustee of Goodrich, LLC since 2001. He was chief executive officer of Simplex Time Recorder Company from 1998 through 2001 and director from 1996 through 2001, chief operating officer from 1996 through 1998 and group vice president from 1994 through 1996. Mr. Clark does not serve on the board of directors of any other public companies.
Andrew E. Lietz Age 66 A Director since January 2001
Chairman of the Nominating/Corporate Governance Committee and member of the Executive and Compensation Committees of the Company. Mr. Lietz is Managing Director of Rye Capital Management, LLC. He was president and chief executive officer of Hadco Corporation from 1995 through 2000. Mr. Lietz also serves as a Director of Details Dynamic Inc., Omtool, Ltd. and Safeguard Scientifics, Inc.

Martin H. Loeffler Age 60 A Director since December 1987
Chairman of the Board of the Company since May 1997. Chief Executive Officer of the Company since May 1996. President of the Company since July 1987. Non-voting ex officio member of the Executive and Compensation Committees of the Company. Mr. Loeffler does not serve on the board of directors of any other public companies.

DIRECTORS WHO HAVE RESIGNED

Name, Age and Term as Director	Principal Occupation and Other Information
Andrew M. Clarkson Age 67 A Director from May 1997 to December 2004
Mr. Clarkson resigned from the Board of Directors effective December 31, 2004. His term formerly expired in 2006. He was a member of the Audit and Nominating/Corporate Governance Committees of the Company. Mr. Clarkson is active as a private investor. He was a director of Auto Zone, Inc. from 1986 through December 2001 and also served as chairman of the Finance Committee of AutoZone, Inc. from 1995 through 2001. He was also a former senior vice president and chief financial officer of Malone & Hyde Inc. and a former vice president and treasurer of F.W. Woolworth.

Marc S. Lipschultz Age 36 A Director from May 1997 to September 2004
Mr. Lipschultz resigned from the Board of Directors effective September 30, 2004. His term formerly expired in 2006. He was a member of the Compensation, Executive and Pension Committees of the Company. Member of KKR & Co., L.L.C., the general partner of Kohlberg Kravis Roberts & Co., LP. since 2004. He was an executive at Kohlberg Kravis Roberts & Co., L.P. from 1995 through 2003.

Michael W. Michelson Age 54 A Director from May 1997 to January 2005
Mr. Michelson resigned from the Board of Directors effective January 27, 2005. His term formerly expired in 2007. He was a member of the Compensation, Executive and Pension Committees of the Company. Member of KKR & Co., L.L.C., the general partner of Kohlberg Kravis Roberts & Co., L.P. since 1996.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name and Age	Principal Occupation and Other Information
Gary Anderson Age 54
Senior Vice President and Group General Manager, Aerospace and Industrial Operations division of the Company since January 2004 and general manager of Aerospace Operations of the Company since October 1995. Mr. Anderson has been an employee of the Company since September 1974. He does not serve on the board of directors of any public companies.
Timothy F. Cohane Age 52
Executive Vice President of the Company since April 2005. He was senior vice president from 1994 through March 2005 and a vice president from 1991 through 1994. He has been Chief Executive Officer of Times Fiber Communications, Inc., a wholly-owned subsidiary of the Company ("Times Fiber"), since 2002 and he was president of Times Fiber from 1994 through April 2005. He was a director of the Company from 1987 through 1997 and has been an employee of the Company since 1986. He does not serve on the board of directors of any public companies.
Jamie A. Fraser Age 42
Senior Vice President and Group General Manager, Interconnect Systems division of the Company since January 2004. He has been General Manager of Amphenol Interconnect Products Corporation, a wholly-owned subsidiary of the Company, since December 1998, was general manager of Amphenol Worldwide Interconnect Systems Operations from January 2003 through December 2003, and was business unit manager of the Aerospace Products division of Amphenol Canada Corp., a wholly-owned subsidiary of the Company, from March 1996 through November 1998. He does not serve on the board of directors of any public companies.
Craig A. Lampo Age 35
Vice President, Treasurer and Controller of the Company since October 2004. Mr. Lampo was a senior audit manager with Deloitte & Touche LLP from May 2002 through August 2004. He was an audit manager with Arthur Andersen LLP from July 1993 through May 2002. He does not serve on the board of directors of any public companies.
Jerome Monteith Age 55
Vice President, Human Resources, of the Company since January 2004. He was director of human resources of the Company from January 1997 through December 2003. Mr. Monteith was also an employee of the Aerospace Operations division of the Company from 1974 through 1994. He does not serve on the board of directors of any public companies.
Udo Naujoks Age 54
Vice President and Group General Manager, Amphenol-Tuchel Electronics division of the Company, since January 2004. He has been General Manager of Amphenol-Tuchel since 1993. Mr. Naujoks has been an employee of the Company since May 1978. He does not serve on the board of directors of any public companies.

R. Adam Norwitt Age 35
Vice President and Group General Manager, Worldwide RF and Microwave Products division of the Company since January 2004 and General Manager of Worldwide RF and Microwave Products since November 2003. He was director interconnect systems operations, Asia from 2002 through 2003, general manager of Amphenol East Asia Electronic Technology (Shenzhen) Ltd. from 2001 through 2003 and business development manager, Asia, from 2000 through 2003. He does not serve on the board of directors of any public companies.
Diana G. Reardon Age 45
Senior Vice President and Chief Financial Officer of the Company since October 2004. She was vice president of the Company from January 2004 through October 2004, controller of the Company from 1994 through October 2004 and treasurer of the Company from 1992 through October 2004. Ms. Reardon has been an employee of the Company since 1988. She does not serve on the board of directors of any public companies.
Mark C.J. Twaalfhoven Age 44
Senior Vice President and Group General Manager, Commercial Connectors of the Company since January 2004. He was director Asia Pacific operations of the Company from 1996 through 2003. He does not serve on the board of directors of any public companies.
Luc Walter Age 46
Senior Vice President and Group General Manager, European Military and Aerospace Operations division of the Company since January 2004. He was director European military & aerospace operations from October 2000 through December 2003 and director advanced programs from January 1996 through September 2000. Mr. Walter has been an employee of the Company since 1984. He does not serve on the board of directors of any public companies.
Edward C. Wetmore Age 48
Vice President of the Company since January 2004 and Secretary and General Counsel of the Company since 1987. Mr. Wetmore has been an employee of the Company since 1986. He does not serve on the board of directors of any public companies.

THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

Governance Principles.

        Amphenol Corporation's Corporate Governance Principles meet or exceed the Listing Standards of the New York Stock Exchange (the "NYSE Listing Standards"), including guidelines for determining director independence and reporting concerns to non-employee directors and the Audit Committee of the Board of Directors. The Company's most current Governance Principles, its Code of Business Conduct and Ethics and the Charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Board of Directors are published on the Company's website at www.amphenol.com and are reviewed and revised, if deemed necessary or appropriate, at least annually.

Director Independence.

        The Board of Directors currently consists of seven directors. The Board of Directors has adopted the definition of "independent director" set forth in the NYSE Listing Standards to assist it in making determinations of independence. The Board of Directors has determined that all of the directors are independent of the Company and its management with the exception of Messrs. Loeffler and Jepsen, each of whom is considered an inside director because of his employment with the Company.

Committees of the Board.

        The Board of Directors of the Company currently has five standing committees: the Audit Committee, the Compensation Committee, the Executive Committee, the Pension Committee and the Nominating/Corporate Governance Committee.

        Audit Committee.    The Audit Committee's principal duties include (1) the selection of independent auditors; (2) reviewing the plan of audit and the results of the audit including the audit report and the management letter; (3) consulting periodically with the Company's independent auditors with regard to the adequacy of internal controls; (4) approving permissible non-audit services to be provided to the Company by the independent auditor; (5) reviewing the Company's internal system of audit, financial and disclosure controls; and (6) overseeing financial reporting activities including quarterly and annual reports and press releases. See also "Report of the Audit Committee" on page 14. The members of the Audit Committee are Ronald P. Badie, Stanley L. Clark and Dean H. Secord (Chairman).

        Compensation Committee.    The Compensation Committee approves compensation guidelines, reviews the role and performance of executive officers and key management personnel, approves the base compensation, bonus and stock option awards for the Chief Executive Officer and reviews and approves the Chief Executive Officer's recommendations for compensation, bonus allocations and stock option awards for the other executive officers and key management employees of the Company. See also the "Compensation Committee Report on Executive Compensation" on page 17. The members of the Compensation Committee are Andrew E. Lietz, John R. Lord (Chairman) and Dean H. Secord. Martin H. Loeffler serves as a non-voting ex officio member of the Compensation Committee.

        Executive Committee.    The Executive Committee is empowered to exercise the powers and authority of the full Board of Directors in the management of the business and affairs of the Company, subject at all times to the supervision and control of the Board of Directors. The Board of Directors has granted the Executive Committee the broadest authority permitted by Delaware General Corporation Law. The Executive Committee meets as necessary and all actions of the Committee are reported at the next meeting of the Board of Directors. The members of the Executive Committee are Ronald P. Badie (Chairman), Andrew E. Lietz and John R. Lord. Martin H. Loeffler serves as a non-voting ex officio member of the Executive Comittee.

        Pension Committee.    The Pension Committee administers the Company's pension plan and consults with the Chief Financial Officer and the Treasurer of the Company and, as deemed necessary and appropriate, actuarial consultants and other advisors and the trustee and investment managers of the assets of the Company's pension plan. The members of the Pension Committee are Ronald P. Badie, Stanley L. Clark (Chairman) and Edward G. Jepsen.

        Nominating/Corporate Governance Committee.    The Nominating/Corporate Governance Committee's principal duties include (1) assisting the Board of Directors in identifying individuals qualified to become directors; (2) selecting, or recommending that the Board select, the candidates for all directorships to be filled by the Board of Directors or by the stockholders; and (3) developing and recommending to the Board a set of corporate governance principles applicable to the Company. The Board believes that an important component of a Board is diversity including background, skills, experience, expertise, gender, race and culture. The members of the Nominating/Corporate Governance Committee are Andrew E. Lietz (Chairman), John R. Lord and Dean H. Secord each of whom are independent, as independence for nominating committee members is defined under the NYSE Listing Standards.

        The Nominating/Corporate Governance Committee has undertaken a review of its charter in relation to the director nomination process. The Board believes that an important component of a Board is diversity including background, skills, experience, expertise, gender, race and culture. The revised Charter of the Nominating/Corporate Governance Committee is attached to this Proxy Statement as Annex A and is available on the Company's website at www.amphenol.com.

        The Nominating/Corporate Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. A stockholder may recommend any person for consideration as a nominee for director by writing to the Nominating/Corporate Governance Committee of the Board of Directors, c/o Secretary & General Counsel, Amphenol Corporation, 358 Hall Avenue, Wallingford, CT 06492. Recommendations must be received by December 27, 2005 to be considered for the 2006 annual meeting of stockholders, and must comply with the requirements in the Company's bylaws. Recommendations must include the name and address of the stockholder making the recommendation, a representation that the stockholder is a holder of record of Common Stock, biographical information about the individual recommended and any other information the stockholder believes would be helpful to the Nominating/Corporate Governance Committee in evaluating the individual recommended.

        Once the Nominating/Corporate Governance Committee has identified a candidate, the committee will evaluate the candidate based upon the following principles:

  •
  character, judgment, personal and professional ethics, integrity, values and familiarity with national and international issues affecting business;

  •
  depth of experience, skills and knowledge complementary to the Board and the Company's business;

  •
  willingness to devote sufficient time to carry out the duties and responsibilities effectively.

        The committee will also consider such other relevant factors as it deems appropriate. The committee will make a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board will determine the nominees after considering the recommendation and report of the committee. The procedures for considering candidates recommended by a stockholder for Board membership will be no different than the procedures for candidates recommended by members of the Nominating/Corporate Governance Committee, other members of the Board or management.

Meetings of the Board.

        During 2004 there were four meetings and twelve actions by unanimous written consent of the Board of Directors, six meetings and two actions by unanimous written consent of the Audit Committee, one meeting and five actions by unanimous written consent of the Compensation Committee and two meetings and three actions by unanimous written consent of the Nominating/Corporate Governance Committee. The Executive and Pension Committees met informally from time to time on an as-needed basis and acted on eight and two matters, respectively, by unanimous written consent. All directors attended 75% or more of the combined total meetings of the Board and the committees on which they served (for the periods in which they served) in 2004, except for Mr. Kravis who was unable to attend the only Board meeting of 2004 occurring prior to his resignation and he therefore attended 0% of applicable Board meetings in 2004. All directors other than Mr. Kravis attended all meetings of the Board of Directors and all meetings of all the Committees on which they served except Messrs. Clarkson, Greene, and Nuttall (directors who resigned during 2004) who were each unable to attend one Board meeting and Mr. Clarkson who was unable to attend one Nominating/Corporate Governance Committee meeting.

Compensation of the Board.

        On January 28, 2004 the Board of Directors approved an increase in the retainer fee to non-employee directors from $30,000 to $45,000 per year. In addition, the Audit Committee Chairman receives an additional $5,000 per year; other Committee Chairpersons receive an additional $3,000 per year. During 1997 the Company adopted the Directors' Deferred Compensation Plan. The Directors' Deferred Compensation Plan allows each director to elect to defer payment of their fees to a future date with the ultimate payment in cash or stock of the Company subject to the prior election of each director. Messrs. Clarkson, Kravis, Greene, Lipschultz and Nuttall, directors who each resigned during 2004, received 13,912, 12,852, 1,635, 13,606 and 5,467 shares, respectively, of Amphenol Common Stock in January 2005. Michael W. Michelson resigned as a director on January 27, 2005 and received 14,000 shares of Amphenol Common Stock in February 2005. Messrs. Badie, Clark, Lietz and Secord have elected deferral of fees and the payment of fees in stock. Mr. Lietz was appointed to the Board of Directors on January 24, 2001 and the cumulative account balance in his Directors' stock account as of April 1, 2005 is 6,189 unit shares, respectively. Mr. Secord was appointed to the Board of Directors on March 28, 2002 and the cumulative account balance in his Directors' stock account as of April 1, 2005 is 4,345 unit shares. Mr. Badie was appointed to the Board of Directors on July 21, 2004 and the cumulative account balance in his Directors' stock account as of April 1, 2005 is 884 unit shares. Mr. Clark was appointed to the Board of Directors on January 27, 2005 and the cumulative account balance in his Directors' stock account as of April 1, 2005 is 324 unit shares. None of the shares credited to any Directors' account are currently issued or outstanding. Mr. Lord, appointed to the Board of Directors on March 10, 2004, elected not to participate in the Directors' Deferred Compensation Plan and as of April 1, 2005 has received fees of $37,125.

        During 2004, the Board of Directors authorized and the stockholders of the Company approved, the Directors' Stock Option Plan. Each non-employee Director will receive an annual award of 4,000 stock options at fair market value on the first business day following the day of each annual meeting of the stockholders of the Company. The options will vest ratably over 3 years and there will be no additional restrictions on transfer or sale. Messrs. Lietz, Lord and Secord each received 4,000 stock options on May 27, 2004 with an exercise price of $32.36. Mr. Badie, who was appointed to the Board of Directors on July 21, 2004, received 4,000 stock options with an exercise price of $29.68. Mr. Clark, who was appointed to the Board of Directors on January 27, 2005, received 4,000 stock options with an exercise price of $38.47. As of April 1, 2005, no options granted pursuant to the Directors' Stock Option Plan are vested.

Stockholder Communications with the Board.

        Stockholders interested in communicating with the Board or any director may do so in writing c/o Secretary & General Counsel, Amphenol Corporation, 358 Hall Avenue, Wallingford, CT 06492. All communications will be promptly forwarded to the appropriate directors for their review, except that the Board has instructed the General Counsel not to forward solicitations, bulk mail, communications that address improper or irrelevant topics or requests for general information.

Board Member Attendance at Annual Meeting of Stockholders.

        The Company does not require members of the Board of Directors to attend the Annual Meeting of Stockholders. The only Board member who attended the 2004 Annual Meeting of Stockholders as a Board member was Mr. Loeffler, Chairman of the Board, President and Chief Executive Officer.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee ("Committee") consists of three directors who are independent directors as defined under the NYSE Listing Standards. The Board of Directors has determined that all current members of the Committee are financially literate and that Mr. Secord is an audit committee financial expert as defined by the applicable rules of the SEC and the NYSE Listing Standards. The Committee has undertaken a review of its charter, practices and procedures in order to assure continuing compliance with the provisions of the Sarbanes-Oxley Act of 2002 and related regulatory initiatives. Following that review, the Committee approved changes to its charter and to its policies and practices. A copy of the revised Audit Committee Charter is included as Annex B to this Proxy Statement and available on the Company's website at www.amphenol.com.

The Audit Committee reports as follows:

1.
The Audit Committee has reviewed and discussed the Company's audited financial statements with Company management, which has primary responsibility for establishing and maintaining adequate internal financial controls, preparing the Company's financial statements and for the Company's public reporting process, and with Deloitte & Touche LLP, the Company's independent accountants for 2004, which is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles.

2.
The Audit Committee has discussed with Deloitte & Touche LLP those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

3.
The Audit Committee has received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board No. 1 (Independence Discussions with Audit Committee) and they have discussed with Deloitte & Touche LLP that firm's independence.

4.
Based on the Committee's discussions with management and Deloitte & Touche LLP, the Committee's review of the representations of management and the report of Deloitte & Touche LLP to the Committee, the Committee has recommended to the Board and the Company that the audited consolidated financial statements of the Company be included in its Annual Report on Form 10-K for the year ended December 31, 2004. The Committee has also approved the retention of Deloitte & Touche LLP as independent accountants of the Company for fiscal year 2005.

Audit Committee Ronald P. Badie Stanley L. Clark Dean H. Secord, Chairman

Audit and Non-Audit Fees

        Fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for services rendered in 2004 and 2003 were as follows:

Type of Fees(1)	2004	2003
	($ in Thousands)
Audit Fees	$2,827	$1,466
Audit-Related Fees	181	14
Tax Fees	189	115
All Other Fees	0	3

Total	$3,197	$1,598

Deloitte & Touche LLP did not perform any work or receive any fees for financial information systems design and implementation for the Company in 2004 and 2003.

(1)
Audit-Related Fees include fees primarily for merger and acquisition due diligence work. Tax Fees primarily consist of state and local and international tax consultations. The Audit Committee considered, in reliance on management and the independent auditor, and concluded that the provision of these services is compatible with maintaining the independence of Deloitte & Touche LLP.

Pre-Approval of Auditor Services

        The Audit Committee has adopted and implemented approval policies and procedures related to the provision of permissible audit and non-audit services by the Company's independent auditors. Under these procedures the Audit Committee has pre-approved the use of the independent auditor for specific types of services, including merger and acquisition due diligence and audit services, tax services, internal control reviews and reviews of employee benefit plans where the estimated cost of such services is not expected to exceed $25,000 on a project-by-project basis. Such engagements to provide pre-approved permissible services are reported to the Audit Committee on a quarterly basis. Any permitted services by Deloitte where the estimated cost of such services is expected to exceed $25,000 for any given engagement must be approved by the Audit Committee prior to the engagement to ensure compatibility with maintaining the auditor's independence.

PROPOSAL 2. SELECTION OF INDEPENDENT ACCOUNTANTS

        The Audit Committee of the Board of Directors has considered the performance and qualifications of Deloitte & Touche LLP and has selected Deloitte & Touche LLP to act as independent accountants to examine the financial statements of the Company for the current fiscal year, and a proposal to ratify this selection will be submitted to the stockholders at the Annual Meeting. Deloitte & Touche LLP has acted as accountants for the Company since June 1997, and management believes it desirable and in the best interests of the Company to continue the employment of that firm. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

        If the foregoing proposal is not approved by the holders of a majority of the shares represented at the Annual Meeting and voting on the proposal, or if Deloitte & Touche LLP shall decline to act or otherwise become incapable of acting, or if its employment is otherwise discontinued by the Audit Committee of the Board of Directors, then in any such case the Audit Committee of Board of Directors will appoint other independent accountants whose employment for any period subsequent to the 2005 Annual Meeting will be subject to ratification by the stockholders at the 2006 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Composition and Purpose

        The Compensation Committee of the Board of Directors is responsible for the compensation programs affecting the executive officers and key management employees of the Company and its subsidiaries including base compensation, target bonuses, bonus payments, stock option and any other awards. The Committee is currently composed of three directors who are not officers or employees of the Company. Martin H. Loeffler, the Company's Chief Executive Officer, serves as a non-voting ex officio member of the Committee. The activities and actions of the Committee are subject to the review of the full Board of Directors. All actions of the Compensation Committee are reported at the subsequent meeting of the Board of Directors.

        The Committee's specific responsibilities continue to include:

  •
  Review and approval of the overall compensation philosophy and guidelines for all executive officers and key management employees of the Company and its subsidiaries.

  •
  Review, at least annually, the goals and the performance of the Company's Chief Executive Officer and approval of, as deemed necessary and appropriate, any changes in the level of his or her base compensation and bonus target. Approval of any option awards to the Company's Chief Executive Officer.

  •
  Review and approval of recommendations from the Company's Chief Executive Officer related to base compensation, bonus pool, bonus allocations, stock option awards and related matters for other executive officers, key management employees and prospective senior management employees of the Company and its subsidiaries.

Compensation Policies and Practices

        Philosophy.    The Committee's objective will continue to be the development, refinement and implementation of a complete compensation program that will serve to attract, retain and stimulate motivated senior executive and key management employees. The Committee also continues to recognize its responsibilities and obligations to the stockholders of the Company. The stock option programs summarized below are intended to maintain the alignment of the interests of the Company's senior executive and key management employees with the interests of the Company's stockholders and encourage long-term decision making geared to increasing stockholder value. The Committee also recognizes its continuing responsibilities and obligations to other employees of the Company and its subsidiaries.

        Base Compensation.    The performance and salary of each executive officer and each senior management employee of the Company whose base compensation is at least $200,000 shall be reviewed annually by the Committee. In establishing general compensation policies and in reviewing and assessing the appropriateness of base compensation levels and increases in base compensation levels, the Committee considers the recommendations of the Company's Chief Executive Officer and available information on similarly situated individuals in comparable companies. In the course of its annual review the Committee also considers the historical, current and forecasted performance of the Company and the contributions or expected contributions of each employee to those results.

        Bonus Compensation.    Executive officers and key management employees participate in the Company's executive bonus plan, the parameters of which are defined in The 2004 Amphenol Executive Incentive Plan (the "Executive Incentive Plan") approved by the stockholders of the Company at the 2004 Annual Meeting and receive bonus compensation payments pursuant to the 2005 Management Incentive Plan as approved by the Compensation Committee. Bonus payments are contingent upon the Company's achievement and/or each individual operation's achievement of targeted levels of revenue, operating cash flow, operating income and certain additional performance criteria. Annual bonus targets based upon a percentage of average base compensation are established at the beginning of each year. Target bonuses in 2005 for plan participants range from 10% to 70% of average base salary. Discretionary payments are also considered when specific objectives are identified, undertaken and achieved.

        Stock Option Plans.    Stock options are granted at fair market value and vest in equal annual installments over a five year period. Stock options have been awarded annually to executive officers and other key management employees. All stock option awardees must enter into Management Stockholders Agreements with the Company which set forth the terms and conditions and limitations applicable to any shares purchased pursuant to options granted under the 1997 Option Plan and its amendments or the 2000 Option Plan and its amendments (collectively, "Stock Option Plans"). In determining a stock option award, the Committee will consider the current value of the Company's Common Stock, an individual's base compensation, the amount of stock options, if any, previously awarded to an individual, an individual's past and expected future contributions to the Company's financial performance and an individual's responsibilities for assisting the Company in achieving its long-term strategic goals. The Committee believes that the five year pro-rata vesting periods for option awards help retain key employees.

CEO Compensation

        During 2004, the Company continued to outperform its peer group and the industry, in general. In 2004, the Company achieved new records for sales, earnings per share and cash flow. The fourth quarter of 2004 represented the twelfth consecutive increase in quarterly earnings per share. Mr. Loeffler, as Chairman, President and Chief Executive Officer of the Company, continues to play a vital role in the operation, growth and success of the Company and in maintaining and enhancing stockholder value.

        Mr. Loeffler's base salary for 2005 has been increased by 3.52% from $970,000 to $1,004,000. His 2004 bonus payout was $1,018,500 representing approximately 105% of his 2004 base salary. His target bonus payment pursuant to the 2005 Management Incentive Plan remains at 70% of his 2005 base salary. During 2004, Mr. Loeffler was awarded 200,000 options pursuant to the 2000 Option Plan with an exercise price of $30.15.

        Mr. Loeffler's 2005 base salary and 2005 bonus target were established based upon the Compensation Committee's review and consideration of Mr. Loeffler's personal performance and the review and consideration of available information on compensation of chief executive officers of other companies in the interconnect industry and other companies of comparable size with comparable performance. The Committee believes that the option awards Mr. Loeffler has received will continue to closely align Mr. Loeffler's interests with the Company's stockholders.

Section 162(m) of the Internal Revenue Code

        In 1993, Congress created a new Internal Revenue Code subsection 162(m) which could have the effect of limiting the deductibility of compensation paid to the Company's five highest paid executive officers to no more than $1 million per year. However, certain performance-based compensation is not subject to such limitation. The Executive Incentive Plan is a performance-based bonus plan and currently qualifies for such performance-based deductibility exception. The Committee and the Company do not believe that this legislation will have any material effect on the financial condition of the Company for the foreseeable future.

Compensation Committee Andrew E. Lietz John R. Lord (Chairman) Dean H. Secord

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2004, Messrs. Lietz, Lord and Secord served on the Compensation Committee. Mr. Loeffler, the Company's Chief Executive Officer, serves as a non-voting ex officio member of the Committee. Mr. Loeffler is the only officer or employee of the Company who served on the Company's Board of Directors during 2004. Mr. Loeffler does not serve on the Board of Directors of any other company.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

        The following table provides certain summary information concerning the compensation provided by the Company to the Chief Executive Officer and the four other most highly compensated executive officers of the Company during 2002, 2003 and 2004 (the "named executive officers"). The Company does not have a restricted stock awards plan or a long-term incentive plan.

		Annual Compensation				Long-Term Compensation
						Awards			Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)		LTIP Payouts ($)	All Other Compensation ($)(9)
M.H. Loeffler Chairman, President & CEO	2004 2003 2002	970,000 937,000 905,000	1,018,500 674,641 434,400	(1) (2) (3)	0 0 0	0 0 0	200,000 250,000 300,000	(4) (5) (6)	0 0 0	14,969 9,412 9,082
E.G. Jepsen(7) Executive Vice President	2004 2003 2002	554,500 535,500 517,500	415,875 257,040 165,600	(1) (2) (3)	0 0 0	0 0 0	0 90,000 100,000	(4) (5) (6)	0 0 0	8,387 8,087 5,088
T.F. Cohane(8) Executive Vice President	2004 2003 2002	406,500 392,500 379,000	201,218 109,900 99,488	(1) (2) (3)	0 0 0	0 0 0	22,500 30,000 60,000	(4) (5) (6)	0 0 0	2,106 2,029 1,960
M.C.J. Twaalfhoven Senior Vice President	2004 2003 2002	370,000 350,000 320,000	158,175 128,625 112,000	(1) (2) (3)	0 0 0	0 0 0	31,500 30,000 32,000	(4) (5) (6)	0 0 0	814 612 326
G. Anderson Senior Vice President	2004 2003 2002	335,000 302,508 277,506	226,128 84,701 70,764	(1) (2) (3)	0 0 0	0 0 0	31,500 30,000 32,000	(4) (5) (6)	0 0 0	1,711 1,532 1,496

(1)
2004 bonus was paid in January 2005.

(2)
2003 bonus was paid in January 2004.

(3)
2002 bonus was paid in January 2003.

(4)
On April 16, 2004 Messrs. Loeffler, Cohane, Twaalfhoven and Anderson were awarded 200,000, 22,500, 31,500 and 31,500 stock options, respectively. All such stock options were awarded pursuant to the Amended 2000 Option Plan with an exercise price of $30.15 per share. Mr. Jepsen did not receive an award in 2004.

(5)
On April 15, 2003 Messrs. Loeffler, Jepsen, Cohane, Twaalfhoven and Anderson were awarded 250,000, 90,000, 30,000, 30,000 and 30,000 stock options, respectively. All such stock options were awarded pursuant to the Amended 2000 Option Plan with an exercise price of $20.09 per share.

(6)
On May 2, 2002 Messrs. Loeffler, Jepsen, Cohane, Twaalfhoven and Anderson were awarded 300,000, 100,000, 60,000, 32,000 and 32,000 stock options, respectively. All stock options were awarded pursuant to the 2000 Option Plan with an exercise price of $21.905 per share.

(7)
Mr. Jepsen resigned as Executive Vice President of the Company effective December 31, 2004. He is currently Advisor to the Company. (See Employment Agreements on page 23).

(8)
Mr. Cohane was appointed Executive Vice President of the Company effective April 1, 2005.

(9)
Includes imputed compensation for Group Term Life Insurance net of employee payments.

Option/SAR Grants In Last Fiscal Year

        The following table provides information regarding option grants to the named executive officers during 2004. During the last fiscal year, the Company did not grant any SARs nor did it reprice any options.

Individual Option/SAR Grants

					Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Options Term(3)
	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year 2004(2)
Name			Exercise or Base Price ($/sh)	Expiration Date
					5% ($)	10% ($)
M.H. Loeffler	200,000	20.3%	$30.15	4/15/2014	$3,792,000	$9,610,000
E.G. Jepsen(4)	0	—	—	—	—	—
T.F. Cohane	22,500	2.3%	30.15	4/15/2014	426,600	1,081,125
M.C.J. Twaalfhoven	31,500	3.2%	30.15	4/15/2014	597,240	1,513,575
G. Anderson	31,500	3.2%	30.15	4/15/2014	597,240	1,513,575

(1)
The Company has reserved 8,000,000 shares of Common Stock for issuance pursuant to the Amended 2000 Option Plan, of which 1,581,600 shares, including options previously awarded and forfeited are available for awards as of April 1, 2005.

(2)
Percentages indicated are based on a total of 986,600 options granted to 181 employees of the Company and its subsidiaries during 2004.

(3)
The potential realizable values reflected in these columns result from calculations which assume a current Common Stock value of $30.15 and 5% and 10% growth rates over a 10 year period and are not intended to forecast future prices of the Common Stock of the Company. On April 1, 2005 the market value per share of Common Stock was $37.19 (determined by reference to the closing price listed on New York Stock Exchange, Inc. Composite Tape).

(4)
Mr. Jepsen did not receive an award in 2004.

Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End Option/SAR Values

        The following table provides information concerning the exercise of stock options during 2004 by the named executive officers and the value of unexercised options at December 31, 2004.

Name	Shares Acquired on Exercise (#)		Value Realized ($)	Number of Securities Underlying Unexercised Options at FY End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at FY End ($) Exercisable/ Unexercisable
M.H. Loeffler	351,926	(1)	$7,900,739	1,211,770/726,800	$25,778,308/$9,408,528
E.G. Jepsen	240,000	(1)	5,388,000	542,470/205,200	11,034,750/3,074,760
T.F. Cohane	400,384	(1)	9,930,005	309,200/145,300	4,792,412/1,899,923
M.C.J. Twaalfhoven	47,400		658,026	45,400/95,500	556,940/1,177,577
G. Anderson	0		0	95,600/94,700	1,514,284/1,164,673

(1)
Shares acquired by exercise of options held by Messrs. Loeffler and Jepsen, and a portion of the shares acquired by exercise of options held by Mr. Cohane, were included in the public offering of the Company's Common Stock in February 2004 (See caption "Public Offerings" on page 29). Messrs. Twaalfhoven and Anderson did not participate in the public offering.

(2)
Based on the New York Stock Exchange trading closing price of Amphenol Common Stock on December 31, 2004 of $36.74.

COMPARISON OF TOTAL DAILY COMPOUNDED RETURN
AMONG AMPHENOL CORPORATION,
S&P 500 INDEX AND PEER GROUP COMPOSITE

        The following graph compares the performance of Amphenol over a period of five years ending December 31, 2004 with the performance of the Standard & Poor's 500 Stock Index and the average performance of a composite group consisting of peer corporations on a line-of-business basis. The Company is excluded from this group. The corporations comprising the composite group are CommScope, Inc., Hubbell Incorporated, Methode Electronics Inc., Molex Inc., and Thomas & Betts Corporation. Total Daily Compounded Return indices reflect reinvested dividends and are weighted on a market capitalization basis at the time of each reported data point.

Cumulative Total Return
Annually: 12/31/99 to 12/31/04

        The data points for the above graph are as follows:

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Amphenol	100.0%	117.7%	144.4%	114.2%	192.1%	220.8%
Composite	100.0%	71.8%	66.8%	43.5%	72.1%	78.9%
S&P 500	100.0%	89.9%	78.1%	59.9%	75.7%	82.5%

Employment Agreements

        Pursuant to an employment letter agreement with the Company dated July 28, 1987, Mr. Loeffler is guaranteed a minimum annual bonus of $30,000. Under this agreement, Mr. Loeffler is entitled, upon termination of his employment with the Company, to 18 months severance pay, which includes base salary plus any bonus; upon involuntary termination, Mr. Loeffler is also entitled to relocation expenses to the country of his origin, provided that he requests this benefit within six months after his last day of employment with the Company. Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee will be paid fifty percent of base salary following his/her termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company.

        Pursuant to an employment letter agreement with the Company, Edward G. Jepsen, a director and former executive vice president of the Company, became Advisor to the Company effective January 1, 2005 with an annual salary of $200,000. The letter agreement also provides that for as long as he continues his employment with the Company as Advisor, he will be awarded 4,000 stock options annually pursuant to the Amended 2000 Option Plan or a subsequent plan. He is no longer an executive officer of the Company and does not participate in any management incentive plan.

Pension Information

        Merger of Pension Plans.    Prior to 1998, the Company and its domestic subsidiaries maintained eight separate defined benefit pension plans covering substantially all U.S. employees. Effective December 31, 1997, these pension plans were merged into the Pension Plan for Employees of Amphenol Corporation (the "Plan"). The prior formulas for calculating pension benefits for employees from different operations were retained in different sections of the Plan. All executive officers of the Company except Mr. Naujoks participate in and their pension benefits are calculated under either the Amphenol Plan Section, the LPL Plan Section or the Sidney Plan Section of the Plan.

        General Provisions of the Plan.    The Plan provides for annual pensions to certain salaried employees, including executive officers, who complete five years of service with the Company. The normal retirement date under the Amphenol Plan Section is the first day of the month following a participant's 65th birthday. A participant may also retire as of the first day of any month subsequent to the participant's 55th birthday and completion of ten years of service, however, a participant's normal retirement benefit is reduced for early retirement. Retirement benefits are paid in the form of a life annuity (joint and survivor annuity for married participants).

        Section 415 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), currently limits the maximum annual benefit which may be paid to any employee from a tax-qualified plan to $165,000 in 2004, and $170,000 in 2005. Section 401(a)(17) of the Internal Revenue Code currently limits the amount of compensation taken into account under a tax-qualified plan to $205,000 in 2004 and $210,000 in 2005. These limitations are subject to future adjustment. The Company has also adopted a Supplemental Employee Retirement Plan ("SERP") which formally provides for the payment of the portion of an annual pension which cannot be paid from the Plan as a result of the Internal Revenue Code limitations described above. Final average pensionable compensation under the SERP, however, is limited to $500,000.

        Details About the Amphenol Plan Section.    The Company is required to make all contributions necessary to provide benefits payable under the Amphenol Plan Section of the Plan. No participant contributions are required or permitted.

        Retirement benefits are calculated based on final average pensionable compensation which under the Amphenol Plan Section is defined as the participant's highest average annual total compensation from the Company and its affiliates, excluding bonuses, during any five consecutive years of service with the Company or its affiliates during the ten calendar years of service preceding the participant's termination of employment. The annual normal retirement benefit for a participant is equal to the greater of: (i) 1.1% of the participant's average final pensionable compensation multiplied by the participant's years of credited service or (ii) 1.8% of the participant's average final pensionable compensation multiplied by the participant's years of credited service not in excess of 25 (1% for years in excess of 25) reduced by 2% of the participant's estimated annual social security benefit multiplied by the participant's years of credited service not in excess of 30.

        The following table sets forth the estimated annual benefits under the Amphenol Plan Section payable on retirement for specified earnings and years of participation categories assuming retirement at age 65.

	Estimated Annual Pension Payable by the Company under the Amphenol Plan Section at Normal Retirement Based on Years of Participation Indicated
Final Average Pensionable Compensation
	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years
$150,000	$13,500	$27,000	$40,500	$54,000	$67,500	$75,000
200,000	18,000	36,000	54,000	72,000	90,000	100,000
250,000	22,500	45,000	67,500	90,000	112,500	125,000
300,000	27,000	54,000	81,000	108,000	135,000	150,000
350,000	31,500	63,000	94,500	126,000	157,500	175,000
400,000	36,000	72,000	108,000	144,000	180,000	200,000
450,000	40,500	81,000	121,500	162,000	202,500	225,000
500,000 and above	45,000	90,000	135,000	180,000	225,000	250,000

        The above benefits are computed on a straight life annuity basis and do not take into account any reduction for joint and survivor payments or social security offsets.

        In 2004, Mr. Loeffler was the only named executive officer in the Amphenol Plan Section. As of December 31, 2004, Mr. Loeffler has 31 years of credited service in the Amphenol Plan Section, and his covered 2004 compensation amounts to $970,000 although final average compensation under the SERP is limited to $500,000. Messrs. Anderson, Cohane, Jepsen and Twaalfhoven do not participate in the Amphenol Plan Section.

        Details About the LPL Plan Section.    Prior to January 1, 2000 participants in the LPL Plan Section of the Plan were required to make contributions to the Plan. Since January 1, 2000 no participant contributions are required or permitted.

        Retirement benefits are calculated based on final average pensionable compensation, which under the LPL Plan Section is defined as the participant's highest average annual total compensation from the Company and its affiliates, including bonuses, during any five consecutive years of service with the Company or its affiliates during the ten years of service preceding the participant's termination of employment. The annual normal retirement benefit for a participant in the LPL Plan Section is equal to 2% of the participant's final average final pensionable compensation multiplied by the participant's years of credited service not in excess of 25 less 2% of the participant's estimated annual social security benefit multiplied by the participants years of credited service not in excess of 25.

        The following table sets forth the estimated annual benefits under the LPL Plan Section payable on retirement for specified earnings and years of participation categories assuming retirement at age 65.

	Estimated Annual Pension Payable by the Company under the LPL Plan Section at Normal Retirement Based on Years of Participation Indicated
Final Average Pensionable Compensation
	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years
$150,000	$15,000	$30,000	$45,000	$60,000	$75,000	$75,000
200,000	20,000	40,000	60,000	80,000	100,000	100,000
250,000	25,000	50,000	75,000	100,000	125,000	125,000
300,000	30,000	60,000	90,000	120,000	150,000	150,000
350,000	35,000	70,000	105,000	140,000	175,000	175,000
400,000	40,000	80,000	120,000	160,000	200,000	200,000
450,000	45,000	90,000	135,000	180,000	225,000	225,000
500,000 and above	50,000	100,000	150,000	200,000	250,000	250,000

        The above benefits are computed on a straight life annuity basis and do not take into account any reduction for joint and survivor payments or social security offsets.

        In 2004, Messrs. Cohane, Jepsen and Twaalfhoven were the only named executive officers in the LPL Plan Section. As of December 31, 2004, Mr. Cohane has 18 years of credited service in the LPL Plan Section, and his covered compensation for 2004 amounts to $516,400. Mr. Jepsen has 15 years of credited service in the LPL Plan Section, and his covered compensation for 2004 amounts to $811,540 although final average pensionable compensation under the SERP is limited to $500,000. Mr. Twaalfhoven has seven years of credited service in the LPL Plan Section and his covered compensation for 2004 amounts to $74,000. Messrs. Anderson and Loeffler do not participate in the LPL Plan Section.

        Details About the Sidney Plan Section.    The Company is required to make all contributions necessary to provide benefits payable under the Sidney Plan Section of the Plan. No participant contributions are required or permitted.

        Retirement benefits are calculated based on final average pensionable compensation, which under the Sidney Plan Section is defined as the participant's highest average annual total compensation from the Company and its affiliates, including bonuses, during any 60 consecutive months of service with the Company or its affiliates during the 120 calendar months of service preceding the participant's termination of employment. The annual normal retirement benefit for a participant in the Sidney Plan Section is equal to the greater of: (i) 2% of the participant's final average pensionable compensation multiplied by the participant's years of credited service not in excess of 25 (0.5% for years in excess of 25) reduced by 2% of the participant's estimated annual social security benefit multiplied by the participant's years of credited service not in excess of 25, or (ii.) 0.75% of the participant's final average pensionable compensation plus $8.00, all multiplied by the participant's years of credited service not in excess of 30.

        The following table sets forth the estimated annual benefits under the Sidney Plan Section payable on retirement for specified earnings and years of participation categories assuming retirement at age 65.

	Estimated Annual Pension Payable by the Company under the Sidney Plan Section at Normal Retirement Based on Years of Participation Indicated
Final Average Pensionable Compensation
	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years
$150,000	$15,000	$30,000	$45,000	$60,000	$75,000	$78,750
200,000	20,000	40,000	60,000	80,000	100,000	105,000
250,000	25,000	50,000	75,000	100,000	125,000	131,250
300,000	30,000	60,000	90,000	120,000	150,000	157,500
350,000	35,000	70,000	105,000	140,000	175,000	183,750
400,000	40,000	80,000	120,000	160,000	200,000	210,000
450,000	45,000	90,000	135,000	180,000	225,000	236,250
500,000 and above	50,000	100,000	150,000	200,000	250,000	262,500

        The above benefits are computed on a straight life annuity basis and do not take into account any reduction for joint and survivor payments or social security offsets.

        In 2004, Mr. Anderson was the only named executive officer in the Sidney Plan Section. As of December 31, 2004, Mr. Anderson has 30 years of credited service in the Sidney Plan Section, and his covered compensation for 2004 amounts to $419,705. Messrs. Cohane, Jepsen, Loeffler and Twaalfhoven do not participate in the Sidney Plan Section.

The Amended 1997 Option Plan for Key Employees of Amphenol and Subsidiaries

        The Company's stock option plans are intended to attract and retain outstanding personnel and to promote a closer identity of interests between key employees of the Company and its stockholders. In May 1997, the Board of Directors authorized and approved The 1997 Stock Option Plan for Key Employees of Amphenol and Subsidiaries (the "1997 Option Plan"). Only nonqualified stock options as defined in Section 422 of the Internal Revenue Code (the "Code") were granted under the Amended 1997 Option Plan.

        In January 1998, the Board of Directors authorized and approved The Amended 1997 Option Plan for Key Employees of Amphenol and Subsidiaries (the "First Amended 1997 Option Plan") which increased the number of shares of Common Stock to be reserved for issuance under the 1997 Option Plan from 4,800,000 to 7,000,000 shares.

        In January 2003, the Board of Directors authorized and approved the Second Amended 1997 Option Plan for Key Employees of Amphenol and Subsidiaries (the "Amended 1997 Option Plan)" which decreased the number of shares of Common Stock to be reserved for issuance under the First Amended 1997 Option Plan from 7,000,000 to 5,652,000 shares.

        Employees to whom options were granted under the 1997 Option Plan and its amendments were required to enter into a management stockholder's agreement with the Company which, among other things, (a) restricted the transfer of shares acquired upon the exercise of any awards until after May 2002, (b) provided each optionholder with the right to resell option shares to the Company upon death, or under certain circumstances, disability of such optionholder and (c) provided the Company with the right to purchase all of an optionholder's option shares at varying prices depending upon the applicable circumstances if (i) such optionholder's employment with the Company is terminated, including, without limitation, as a result of the optionholder's death, disability or retirement; provided however, employment by the Company continued for at least three years from the date of grant, (ii) the optionholder effects an unpermitted transfer of option shares or (iii) the option shares become subject to a transfer pursuant to a call event, provided that in such event the right to purchase shall be only as to the number of option shares subject to the transfer resulting in the call event. The options vest in 20% annual increments over a period of five years from the date of grant, with certain exceptions, including without limitation, in the case of the termination of the optionholder's employment with the Company.

        The Amended 1997 Option Plan will continue to be administered by the Compensation Committee of the Board of Directors until it terminates in May 2007. However, no options were granted in 2004 pursuant to the Amended 1997 Option Plan and the Compensation Committee expects that no additional grants under the Amended 1997 Option Plan will be made.

        On April 1, 2005 the market value per share of Common Stock was $37.19 (determined by reference to the closing price listed on New York Stock Exchange, Inc. Composite Tape) and, of the 5,652,000 shares of Common Stock previously reserved for issuance pursuant to the Amended 1997 Option Plan, 7,770 shares currently remain available for future grants. The exercise prices of the 1,072,854 options presently outstanding under the 1997 Option Plan and its amendments range from $6.50 to $16.56.

The Amended 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries

        In June 2000, the Board of Directors authorized the 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "2000 Option Plan"). The 2000 Option Plan is also used to attract and retain outstanding personnel and to promote a closer identity of interests between key employees of the Company and its stockholders. The terms of the 2000 Option Plan are similar to the terms of the 1997 Amended Option Plan with the exception that shares acquired upon the exercise of any awards made pursuant to the 2000 Option Plan are generally nontransferable by any means prior to June 5, 2005.

        In January 2003, the Board of Directors authorized and approved the Amended 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "Amended 2000 Option Plan") which increased the number of shares of Common Stock to be reserved for issuance under the 2000 Option Plan from 3,600,000 to 8,000,000 shares. The Amended 2000 Option Plan also increased the number of options that may be granted to any one participant in the Amended 2000 Option Plan from not more than 1,000,000 to not more than 2,000,000 options. All other terms of the Amended 2000 Option Plan are the same as the 2000 Option Plan. Unless terminated earlier by the Company's Board of Directors, the Amended 2000 Option Plan will terminate in June 2010.

        The Amended 2000 Option Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee considers recommendations of the Chief Executive Officer and other senior management employees of the Company and determines those employees of Amphenol and its subsidiaries eligible to receive options, the number and the terms and conditions of each option grant, the form of the option agreement and any conditions on the exercise of an option award. Only nonqualified stock options, as defined in Section 422 of the Code, and Purchase Stock, as defined in the Amended 2000 Option Plan, may be granted under the Amended 2000 Option Plan.

        Employees to whom options were granted under the 2000 Option Plan and the Amended 2000 Option Plan were required to enter into a management stockholder's agreement with the Company. Following the Public Offering in September 2004, the transfer restrictions of the management stockholder's agreement were eliminated for any shares acquired upon exercise of options awarded under the Amended 2000

Option Plan.) (See Public Offerings on page 29), The management stockholder's agreements provide each optionholder with the right to resell option shares to the Company upon death, or under certain circumstances, disability of such optionholder and provide the Company with the right to purchase all of an optionholder's option shares at varying prices depending upon the applicable circumstances. Options awarded under the Amended 2000 Option Plan vest in 20% annual increments over a period of five years from the date of grant, with certain exceptions, including without limitation, in the case of the termination of the optionholder's employment with the Company.

        A total of 956,600 options were granted in April 2004 at an exercise price of $30.15 to the named executive officers and other key employees of the Company. In addition, 6,000 options were granted in May 2004 at an exercise price of $32.16, 4,000 options were granted in August 2004 at an exercise price of $30.02 and 20,000 options were granted in October 2004 at an exercise price of $33.55 pursuant to the Amended 2000 Option Plan. Of the 8,000,000 shares of Common Stock reserved for issuance pursuant to the Amended 2000 Option Plan, 1,581,600 shares are available for future grants as of April 1, 2005.

        On April 1, 2005 the market value per share of Common Stock was $37.19 (determined by reference to the closing price listed on the New York Stock Exchange, Inc. Composite Tape). The exercise prices of the 5,694,682 options currently outstanding under the 2000 Option Plan and its amendment range from $18.55 to $33.55.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Merger and Related Matters.    Pursuant to the Merger Agreement with NXS Acquisition Corp. ("NXS"), a wholly-owned subsidiary of a limited partnership organized at the direction of KKR Associates 1996 L.P. ("KKR"), on May 19, 1997 NXS merged with and into Amphenol, which became the surviving corporation (the "Merger"). As a result of the Merger, KKR became a 75% majority stockholder of the Company.

        During 2004, the Company paid Kohlberg Kravis Roberts & Co., L.P. management fees totalling $516,667 for consulting and financial advisory services. The management arrangement was terminated September 8, 2004.

        Registration Rights Agreement.    Pursuant to the terms of a registration rights agreement (the "Registration Rights Agreement") under certain circumstances and subject to certain conditions, KKR Associates 1996 L.P. and its affiliated entities (the "KKR Entities") had the right to require the Company to register, under the Securities Act, shares of Common Stock held by them. The Registration Rights Agreement provides that, among other things, the Company will pay all expenses in connection with any such registration. In February 2004 and September 2004 the KKR Entities exercised their rights under the Registration Rights Agreement and the Company paid expenses of approximately $373,258 and $152,994, respectively, through March 31, 2005 in connection with the public offering of 16,000,000 shares in February 2004 and 6,656,814 shares in September 2004 of Common Stock, respectively, more fully described in this Proxy Statement (See Public Offerings on page 29). The Registration Rights Agreement was terminated September 8, 2004.

        Management Stockholder's Agreements.    Upon consummation of the Merger, the Company entered into substantially identical management stockholder's agreements with each of Messrs. Loeffler, Jepsen, Cohane, Twaalfhoven and Anderson and each received an option grant under the 1997 Option Plan. Significant transfer restrictions under such management stockholder's agreements expired on May 19, 2002 and Messrs. Loeffler, Jepsen, Cohane, Twaalfhoven and Anderson are free to exercise and sell any previously unexercised options received under the 1997 Option Plan and its amendments.

        On June 6, 2000 the Company entered into additional management stockholder's agreements with each of Messrs. Loeffler, Jepsen, Cohane, Twaalfhoven and Anderson. In return for this commitment, Messrs. Loeffler, Jepsen, Cohane, Twaalfhoven and Anderson received awards of 334,000, 234,000, 234,000, 60,000 and 60,000 stock options, respectively, under the Amended 2000 Option Plan. Shares subject to these new management stockholder's agreements were generally not transferable by any means prior to June 5, 2005. However, following the Public Offering in September 2004, the transfer restrictions of the management stockholder's agreement were eliminated for any shares acquired upon exercise of options awarded under the Amended 2000 Option Plan. (See Public Offerings on page 29). The other terms and conditions of the new management stockholder's agreements are substantially the same as the agreements pursuant to which stock options were granted under the Amended 1997 Option Plan.

        Public Offerings.    In February 2004, the Company completed a public offering of 16,000,000 shares of its Common Stock at $30.00 less underwriting fees of $1.05 per share. Selling stockholders included affiliates of KKR and certain executive officers of the Company. The Company received no proceeds from the shares sold in the February 2004 offering. Affiliates of KKR sold a total of 15,120,000 shares. After the February 2004 offering, KKR's holdings in the Company were reduced from approximately 27% to approximately 10%. Messrs. Loeffler, Jepsen and Cohane sold 400,000, 240,000 and 240,000 shares, respectively, in the offering, which shares included 351,926, 240,000 and 240,000 shares, respectively, acquired upon the exercise of stock options. Messrs. Anderson and Twaalfhoven did not participate in the February 2004 offering.

        In September 2004, the Company completed a public offering of 6,656,814 shares of its Common Stock at $29.45 less underwriting fees of $0.09 per share. The selling stockholders consisted solely of affiliates of KKR. The Company received no proceeds from the shares sold in the September 2004 offering. Affiliates of KKR sold a total of 6,656,814 shares. After the September 2004 offering, KKR's holdings in the Company were reduced from approximately 10% to approximately 2.33%. Following the September 2004 offering, the transfer restrictions of the management stockholder's agreement were eliminated for any shares acquired upon exercise of options awarded under the Amended 2000 Option Plan.

STOCKHOLDER PROPOSALS

        Any stockholder desiring to include a proposal in the Company's 2006 Proxy Statement must submit such proposal to the Company. Such proposals must be received by the Company no later than the close of business on December 27, 2005. If mailed, proposals should be sent by Certified Mail—Return Receipt Requested to the attention of the Secretary & General Counsel of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530.

        Under the current rules of the Securities and Exchange Commission, a stockholder submitting a proposal is required to be a record or beneficial owner of at least 1% or $2,000 in market value of the Company's Common Stock and to have held such stock for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held.

        The Company's By-laws require that the Company should have received written notice of any proposals which stockholders intended to present at the 2005 Annual Meeting (other than those submitted for inclusion in the Company's proxy material pursuant to Rule 14a-8 of the Exchange Act), not less than 60 and no more than 90 days prior to the meeting. Accordingly, any such notice should have been received by the Company no earlier than February 25, 2005 and no later than March 27, 2005.

GENERAL AND OTHER MATTERS

        At the date of this Proxy Statement, the Company knows of no business that will be brought before the 2005 Annual Meeting of Stockholders other than the matters set forth above. However, if any further business properly comes before the Annual Meeting or any adjournments thereof, the persons named as proxies in the accompanying proxy will vote them in accordance with their discretion and judgment on such matters.

        The expense of preparing, printing and mailing this Proxy Statement will be paid by the Company. Proxies may be solicited personally or by telephone by officers and employees of the Company without additional compensation.

        The Company has herewith and/or heretofore provided each stockholder whose proxy is being solicited hereby, a copy of the Company's 2004 Annual Report, including financial statements. Written requests for additional copies should be directed to: Treasurer, Amphenol Corporation, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530. The Company's 2004 Annual Report, including financial statements, is also available from the Company's website at www.amphenol.com.

PLEASE DATE AND SIGN THE PROXY AND RETURN IT PROMPTLY IN THE
ENCLOSED REPLY ENVELOPE ON WHICH NO POSTAGE NEED BE AFFIXED IF
MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

Edward C. Wetmore

Secretary

April 25, 2005

ANNEX A

AMPHENOL CORPORATION
NOMINATING/CORPORATE GOVERNANCE COMMITTEE CHARTER

I.     PURPOSE

        The Nominating/Corporate Governance Committee (the "Committee") shall provide assistance to the Board of Directors (the "Board") of Amphenol Corporation (the "Company") in: (i) identifying individuals qualified to become directors, (ii) selecting, or recommending that the Board select, the candidates for all directorships to be filled by the Board or by the stockholders and (iii) developing and recommending to the Board a set of corporate governance principles applicable to the Company.

        As part of its involvement in the director nomination process, the Committee identifies and recommends for selection qualified candidates to serve on the Board. Candidate identification includes the periodic review of appropriate criteria for Board membership and monitoring of search protocols designed to generate suitable candidates. In reviewing potential candidates, the Committee focuses both on desirable individual qualities and on important attributes of the Board as a whole. A principal goal is to seek diversity and to recommend candidates so that the Board, as a whole, reflects a wide range of viewpoints, backgrounds, skills, experience and expertise. The Committee also assists the Board in formulating policies regarding shareholder access to the nomination process.

        The Committee's additional responsibilities in shaping corporate governance include assisting the Board in developing and implementing the Company's corporate governance guidelines. The Committee also plays a lead role in evaluating the performance of the Board, its committees and senior management and in establishing good governance procedures throughout the Company.

II.    STRUCTURE AND OPERATIONS

  Composition and Qualifications

        The Committee shall be comprised of at least three members of the Board, each of whom is determined by the Board to be "independent" in accordance with the rules of the New York Stock Exchange;

  Appointment and Removal

        The members of the Committee shall be appointed by the Board. The members of the Committee may be removed, with or without cause at the discretion of the Board. As part of its annual review and determination regarding Committee membership, the Board shall assess the independence of members or prospective members and other qualifications important to the effective functioning of the Committee, including considerations of experience, background and diversity.

III.  MEETINGS

        The Committee shall meet at least one time per year or more frequently as circumstances dictate. The Chairman of the Board or any member of the Committee may call meetings of the Committee. All meetings of the Committee may be held telephonically.

        All directors who are not members of the Committee may attend meetings of the Committee but may not vote. Additionally, the Committee may invite to its meetings other persons as it deems appropriate in order to carry out its responsibilities.

IV.   RESPONSIBILITIES AND DUTIES

        The Committee shall carry out the duties and responsibilities contemplated by this Charter and any other relevant responsibilities and duties delegated to it by the Board from time to time.

        The Committee, in discharging its oversight role, is empowered to retain and to terminate any search firm to be used to assist it in identifying candidates to serve as directors of the Company, including the sole authority to approve fees payable to such search firm and any other terms of retention.

        The Committee will consider candidates for Board membership suggested to it by its members, other members of the Board, management of the Company and by stockholders of the Company. A stockholder may recommend any person for consideration as a nominee for director of the Company by writing to the Committee c/o the Secretary & General Counsel of the Company. Stockholder recommendations should be received no later than January 31 prior to the next scheduled Annual Meeting of Stockholders to be considered for election at such Meeting. Stockholder recommendations must comply with all applicable requirements of the By-Laws of the Company and all applicable laws, rules and regulations including, without limitation, the applicable rules and regulations of the New York Stock Exchange. The procedures for the Committee in considering a nominee for a director recommended by a stockholder will be no different than the procedures for candidates recommended by members of the Committee, members of the Board or by management of the Company.

        The Committee shall make its recommendation to the full Board as to any person or persons it believes should be nominated by the Board and the full Board shall then determine the action, if any, to be taken with respect to such nominees or nominees.

  Board Selection, Composition and Evaluation

        1.     Establish criteria for the selection of new directors to serve on the Board. Such criteria shall be based on the following principles and such other relevant factors as the Committee deems appropriate:

    •
    character, judgment, personal and professional ethics, integrity, values and familiarity with national and international issues affecting business;

    •
    depth of experience, skills and knowledge complementary to other Board members and the Company's business; and

    •
    willingness to devote sufficient time to carry out the duties and responsibilities effectively.

        2.     Identify individuals believed to be qualified as candidates to serve on the Board and select, or recommend that the sitting members of the Board select, the candidates for all directorships to be filled by the Board or by the stockholders at an annual or special meeting. The Committee shall actively seek individuals qualified to become board members for recommendation to the Board. The Board believes that an important component of a Board is diversity including background, skills, experience, expertise, gender, race and culture. In considering the most qualified individuals as candidates for Board membership, the Committee shall also seek to attain diversity in board composition. Any search firm retained to assist the Committee will be advised to seek to include qualified diverse candidates from traditional and nontraditional environments.

        3.     Conduct all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates.

        4.     Consider questions of independence and possible conflicts of interest of members of the Board and senior management of the Company.

        5.     Review and make recommendations, as the Committee deems appropriate, regarding the composition and size of the Board in order to ensure the Board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds.

        6.     At least annually, and as circumstances otherwise dictate, oversee the evaluation of the Board.

  Committee Selection, Composition

        7.     Recommend members of the Board to serve on the various committees of the Board.

        8.     Recommend members of the Board to serve as the Chairperson of the committees of the Board.

  Corporate Governance

        9.     Develop and recommend to the Board a set of corporate governance principles and keep abreast of developments with regard to corporate governance to enable the Committee to make recommendations to the Board in light of such developments as may be appropriate.

  Management Development and Continuity

        10.   Oversee and discuss as necessary and appropriate management continuity and development.

  Reports

        11.   Report following meetings of the Committee as necessary and appropriate to the Board with respect to such matters as are relevant to the Committee's discharge of its responsibilities and with respect to such recommendations as the Committee may deem appropriate.

        12.   Maintain minutes or other records of meetings and activities of the Committee.

V.     ANNUAL PERFORMANCE EVALUATION

        The Committee shall provide the Board with a performance self-evaluation on an annual basis.

ANNEX B

AMPHENOL CORPORATION
AUDIT COMMITTEE CHARTER

I.     PURPOSE

        The Audit Committee shall provide assistance to the Board of Directors in its oversight of:

        (i)    The quality and integrity of the Company's financial statements and its internal controls for financial reporting;

        (ii)    The Company's compliance with legal and regulatory requirements;

        (iii)    The qualifications, independence and performance of the independent auditor;

        (iv)    The audits of the Company and its subsidiaries; and

        (v)    The performance of the Company's internal audit function.

II.    STRUCTURE AND OPERATIONS

  Composition and Qualifications

        The Committee shall consist of a minimum of three members, each of whom is determined by the Board to be "independent" under the rules of the New York Stock Exchange. All members of the Committee shall have sufficient financial experience and ability to discharge their responsibilities, and at least one member of the Committee shall be an "audit committee financial expert" as defined by the SEC.

  Compensation

        No member of the Committee shall receive compensation other than fees and regular benefits for service as a director of the Company, including reasonable compensation for serving on the Committee.

  Appointment and Removal

        The members of the Committee shall be appointed by the Board and may be removed, with or without cause, by the Board at its discretion.

III.  MEETINGS

        The Committee shall meet with the independent auditors and senior management at least twice a year to review the scope of the annual audit, the audit plan and audit results and to review and discuss such other matters as the Committee, in consultation with senior management and the Company, deems to be necessary and appropriate. The Committee shall also meet with the independent auditors and senior management on a quarterly basis to review the Company's quarterly earnings press release and financial statements related thereto. At all meetings the Committee shall be afforded an opportunity to meet privately with the independent auditors. The Committee shall meet more frequently as circumstances dictate. Members of the Committee shall periodically meet separately with senior management, employees responsible for internal audit function and the independent auditors of the Company.

IV.   RESPONSIBILITIES AND DUTIES

        The Committee shall carry out its responsibilities and duties delegated to it by the Board from time to time. The Committee shall perform its functions as required by applicable laws, rules and regulations including, without limitation, the Sarbanes-Oxley Act and the rules and regulations of the SEC, the New York Stock Exchange and the Public Company Accounting Oversight Board. In the performance of its duties, the Committee shall have the authority to retain and authorize payment of outside legal, accounting and/or other advisors.

  Documents/Reports Review

        1.     The Committee shall review with management and the independent auditors reports on the evaluation of the Company's internal controls for financial reporting and, prior to public dissemination, the Company's annual audited financial statements and quarterly financial statements to be included in the Company's Form 10-K and 10-Q filings and the related disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        2.     The Committee shall review with management and the independent auditors, prior to public dissemination, the Company's earnings press releases, including supporting financial information and shall review any financial information and earnings guidance to be provided to analysts and rating agencies not previously included in earnings press releases or otherwise disclosed to the Committee or the full Board of Directors of the Company. The Committee's review of earnings press releases shall specifically include, as necessary, review of the use of any "pro-forma" or "adjusted" non-GAAP information.

  Independent Auditors

        3.     The Committee shall retain, subject to stockholder approval, evaluate and replace, if deemed necessary, the independent auditors. The Committee shall approve all audit engagement fees and terms. The Committee shall also pre-approve permissible non-audit services, including fees and terms for such permissible non-audit services.

        4.     The Committee shall review, at least annually, the qualifications, performance and independence of the independent auditors. In conducting its review, the Committee shall:

          a.     Take into account the opinions of senior management and the personnel responsible for the internal controls function of the Company;

          b.     Review a report by the independent auditors describing: (i) the firm's internal quality-control procedures; (ii) any material issues raised by the internal quality control review or peer review of the independent auditor within the five preceding years, or by any inquiry or investigation by governmental or professional authorities, and any steps taken by the independent auditors to deal with any such issues; and (iii) all relationships between the independent auditors and the Company and any other relationships that may affect the auditors' independence;

          c.     Ensure the rotation of the lead audit partner at least every five (5) years as well as the rotation of other partners as required.

        5.     The Committee shall review and approve the proposed scope of the annual audit of the Company's financial statements, any material changes in the actual scope of the audit and the evaluation of the Company's internal controls for financial reporting.

  Internal Audit Function

        6.     The Committee shall review with the Chief Financial Officer and/or such others as the Committee deems appropriate, the Company's internal system of audit and financial controls, the results of internal audits and procedures for maintaining the adequacy and effectiveness of internal controls.

  Financial Reporting Process and Accounting Principles

        7.     The Committee shall review with senior management and the independent auditors, at least annually, the integrity of the Company's financial reporting processes, both internal and external, and the selection and quality of the Company's accounting principles.

        8.     The Committee shall review with the independent auditors and senior management the effect of regulatory and accounting initiatives, as well as any off-balance sheet structures, on the financial statements of the Company.

        9.     The Committee shall review with the independent auditors (i) any audit problems or other difficulties encountered by the auditors in the course of the audit process, and (ii) management's responses to such matters. The Committee shall also review with the independent auditors (i) any accounting adjustments that were noted or proposed by the auditors but were determined by management to be immaterial, (ii) all material alternative treatments of financial information within GAAP that have been discussed with management, the ramifications of the use of such alternative disclosure and treatments and the treatment preferred by the independent auditors, (iii) reports on the evaluation of the Company's internal controls for financial reporting and (iv) any "management" or "internal control" letter issued by the independent auditors to the Company.

  Legal Compliance/General

        10.   The Committee shall discuss with senior management and the independent auditors the Company's guidelines and policies with respect to risk assessment and risk management, including steps taken by management to monitor and mitigate any known risk.

        11.   The Committee shall set clear hiring policies for employees or former employees of the Company's independent auditors.

        12.   The Committee shall establish procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

  Reports

        13.   The Committee shall prepare a Report on an annual basis for inclusion in the Company's Proxy Statement.

V.     ANNUAL PERFORMANCE EVALUATION

        The Committee shall report its recommendations to the Board as necessary and appropriate. The Committee shall provide the Board with an annual performance self-evaluation. The Committee shall conduct an annual review of the adequacy of this Charter and recommend any proposed changes to the Board for approval.

CORPORATION

                      Notice of Annual Meeting
                      and
                      Proxy Statement

                      Annual Meeting of Stockholders, May 25, 2005

                      IMPORTANT Your proxy is enclosed. Please fill in, date, sign and return your proxy promptly in the enclosed stamped envelope whether or not you plan to be present at the meeting. You may still vote in person if you attend the meeting.

AMP-PS-2005

AMPHENOL CORPORATION
C/O EQUISERVE TRUST COMPANY, N.A. P.O. BOX 8694 EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.						#AMP

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR the election of the Nominee Directors and FOR Proposal 2.
The Board of Directors recommends a vote FOR Proposals 1 and 2.
							FOR	AGAINST	ABSTAIN
	1.	Election of two Nominee Directors (See reverse.)			2.	Ratification of Deloitte & Touche LLP as independent public accountants of the Company.	☐	☐	☐
			FOR	WITHHELD
			☐	☐
☐
For all nominees except as noted above

					MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT				☐

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

DETACH HERE

PROXY

AMPHENOL CORPORATION

        The undersigned, revoking previous proxies as relating to these shares, hereby acknowledges receipt of the Notice of 2005 Annual Meeting and Proxy Statement dated April 25, 2005 in connection with the Annual Meeting to be held at 11:00 a.m. on May 25, 2005 at the Corporate Headquarters of the Company, 358 Hall Avenue, Wallingford, Connecticut 06492 and hereby appoints Martin H. Loeffler and Diana G. Reardon, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Class A Common Stock of AMPHENOL CORPORATION registered in the name provided herein which the undersigned is entitled to vote at the 2005 Annual Meeting of Stockholders, and at any adjournment and adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy Statement.

        Election of two Directors for terms to expire at the 2008 Annual Meeting.

Nominees:
(01) Ronald P. Badie and (02) Dean H. Secord

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

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NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS TIME 11:00 a.m., Wednesday, May 25, 2005 PLACE Corporate Headquarters 358 Hall Avenue Wallingford, CT 06492 AGENDA
PROXY STATEMENT
RECORD DATE
PROXIES
PRINCIPAL STOCKHOLDERS OF AMPHENOL
SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 1. ELECTION OF DIRECTORS
NOMINEES FOR ELECTION IN 2005
DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2006
DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2007
DIRECTORS WHO HAVE RESIGNED
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 2. SELECTION OF INDEPENDENT ACCOUNTANTS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION AND OTHER MATTERS
Summary Compensation Table
Individual Option/SAR Grants
COMPARISON OF TOTAL DAILY COMPOUNDED RETURN AMONG AMPHENOL CORPORATION, S&P 500 INDEX AND PEER GROUP COMPOSITE
Cumulative Total Return Annually: 12/31/99 to 12/31/04
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER PROPOSALS
GENERAL AND OTHER MATTERS
ANNEX A
AMPHENOL CORPORATION NOMINATING/CORPORATE GOVERNANCE COMMITTEE CHARTER
ANNEX B
AMPHENOL CORPORATION AUDIT COMMITTEE CHARTER